Exhibit 99.3

SUPERVALU Announces Early Settlement of Tender Offer

MINNEAPOLIS—(BUSINESS WIRE)—May 21, 2013—SUPERVALU INC. (NYSE: SVU) (“SUPERVALU”) today announced the exercise of its early settlement right for all of its 8.000% Senior Notes due 2016 (the “Notes”) validly tendered (and not validly withdrawn) at or prior to the Early Tender Time (as defined below) in connection with its previously announced modified “Dutch Auction” tender offer (the “Offer”) to purchase up to $372,018,000 (the “Tender Cap”) aggregate principal amount of the Notes. A total of $372,018,000 aggregate principal amount of the Notes were validly tendered (and not validly withdrawn) as of 12:00 midnight, New York City time, at the end of May 15, 2013 (the “Early Tender Time”). All of such tendered Notes were accepted for payment and settlement was made by SUPERVALU on May 21, 2013.

Holders of the $372,018,000 aggregate principal amount of Notes that have been accepted for purchase will receive the Total Consideration (as defined in the Offer to Purchase described below), which amounts to a total of $1,130.00 per $1,000 principal amount of the Notes, plus accrued and unpaid interest from the last interest payment date to, but not including, May 21, 2013 (“Accrued Interest”).

On May 2, 2013, SUPERVALU commenced the Offer in accordance with the terms and conditions set forth in the Offer to Purchase, dated May 2, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”) sent to holders of the Notes.

Select terms of the Offer are described in the table below.

Notes	CUSIP/ ISIN Number	Principal Amount Outstanding(1)	Principal Amount Tendered(2)	Total Consideration/ Clearing Price (3)(4)(5)
8.000% Senior Notes due May 1, 2016	868536 AT0; US868536AT00	$1,000,000,000	$372,018,000	$1,130

(1)         Aggregate principal amount outstanding as of May 2, 2013.

(2)         As of the Early Tender Time.

(3)         Per $1,000 principal amount of Notes accepted for purchase.

(4)         Includes the early tender premium of $30.00 per $1,000 principal amount of Notes (the “Early Tender Premium”).

(5)         Plus Accrued Interest.

The Offer will expire at 12:00 midnight, New York City time, at the end of May 30, 2013, unless extended or earlier terminated by SUPERVALU in its sole discretion (such time, as the same may be extended or earlier terminated, the “Expiration Time”). Unless SUPERVALU further increases the Tender Cap prior to the Expiration Time, the Offer will be fully subscribed as of the Early Tender Time and no Notes tendered after the Early Tender Time shall be accepted for purchase pursuant to the Offer.

Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Offer. Global Bondholder Services Corporation is serving as Tender Agent and Information Agent in connection with the Offer. Persons with questions regarding the Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-357-0215 (collect). Requests for copies of the Offer Documents may be directed to Global Bondholder Services Corporation at 866-873-6300 (toll free) or 212-430-3774 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offer Documents. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not holders of Notes should tender their Notes pursuant to the Offer. The Offer is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the Offer. The Offer Documents contain important information and should be read carefully before any decision is made with respect to the Offer.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to future events of SUPERVALU. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of approximately 3,420 stores, composed of 1,900 independent stores serviced primarily by the Company’s food distribution business; 1,331 Save-A-Lot stores, of which 950 are operated by licensee owners; and 191 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

Investor Contact

Steve Bloomquist

952-828-4144

steve.j.bloomquist@supervalu.com